EX.99.m

DOUBLELINE ETF TRUST

PLAN OF DISTRIBUTION PURSUANT TO

RULE 12B-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

WHEREAS, DoubleLine ETF Trust, a Delaware statutory trust (the “Trust”), is (or will be) registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end investment management company, and offers for public sale shares of beneficial interest; and

WHEREAS, the Trust wishes to adopt a Plan of Distribution (the “Plan”) pursuant to Rule 12b-1 under the 1940 Act for each series of the Trust (each a “Fund” and collectively, the “Funds”) listed on Schedule A hereto.

WHEREAS, the Trust has entered into a Distribution Agreement with Foreside Fund Services, LLC (the “Distributor”), pursuant to which the Distributor will act as the exclusive distributor with respect to the creation and distribution of aggregations of Fund shares as described in the Funds’ registration statement (“Creation Units”).

NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule 12b-1 under the 1940 Act with respect to the Funds.

Section 1.         Annual Fee.

(a) Service and Distribution Fee. Each Fund may pay to the Distributor a service and distribution fee (the “Service Fees”), the aggregate amount of which with respect to the Fund does not exceed an amount calculated at the annual rate set forth in Schedule A for the Fund. The Distributor may in turn pay from the Service Fees it receives to one or more other principal underwriters, broker-dealers, financial intermediaries (which may include banks), and others that enter into a distribution, underwriting, selling or service agreement with respect to shares of the Funds (each of the foregoing a “Servicing Party”).

(b) Payment of Fees. The Service Fees described above will be calculated daily and paid monthly by each Fund as provided in Schedule A.

The Trust is authorized to engage in the activities listed herein either directly or through other entities.

Section 2.         Expenses Covered by the Plan.

With respect to the fees payable by each Fund, the Service Fees for the Fund may be used by the Distributor or paid by the Distributor to a Servicing Party for expenses related to the Fund, including without limitation: (a) costs of printing and distributing the Fund’s prospectuses, statements of additional information and reports to prospective investors in the Fund; (b) advertising and marketing expenses and costs involved in preparing, printing and distributing sales literature pertaining to the Fund and reports for persons other than existing shareholders; and (c) payments made to, and expenses of, a Servicing Party (including on behalf of its financial consultants) and other persons who provide support or personal services to Fund shareholders in connection with the distribution of the Fund’s shares or servicing of accounts, including but not limited to answering routine inquiries regarding the Fund and its operations, processing shareholder transactions, promotional, advertising or marketing activity, sub-accounting and recordkeeping services (in excess of ordinary payments made to the Fund’s transfer agent or other recordkeeper), obtaining shareholder information, providing information about the Fund, and maintaining and servicing shareholder accounts (including the payment of a continuing fee to financial consultants); provided, however, that (i) the Service Fee for a particular Fund that may be used by the Distributor or paid to a Servicing Party by the

Distributor to cover expenses primarily intended to result in the sale of shares or Creation Units of that Fund, including, without limitation, payments to the Distributor or paid to a Servicing Party and other persons by the Distributor as compensation for the sale of the shares or Creation Units (including payments that may be deemed to be selling concessions or commissions) may not exceed the maximum amount, if any, as may from time to time be permitted for such services under Financial Industry Regulatory Authority (“FINRA”) Rule 2341 or any successor rule, in each case as amended or interpreted by the FINRA (“Rule 2341”), and (ii) the Service Fee for a particular Fund that may be used by the Distributor or paid to a Servicing Party by the Distributor to cover expenses primarily intended for personal service and/or maintenance of shareholder accounts may not exceed the maximum amount, if any, as may from time to time be permitted for such services under Rule 2341.

The Distributor or a Servicing Party may retain any portions of the Service Fees received or paid to it in excess of its expenses incurred.

It is recognized that a Fund’s investment manager, Distributor or other principal underwriter, a Servicing Party, sub-adviser or an affiliate of the foregoing may use its management or sub-advisory fee revenues, past profits or its resources from any other source, to make payment to the Distributor, a Servicing Party, or any other entity with respect to any expenses incurred in connection with the servicing, distribution or marketing and sales of the Fund’s shares, including the activities referred to above. Notwithstanding any language to the contrary contained herein, to the extent that any payments made by a Fund to its manager or any affiliate thereof should be deemed to be indirect financing of any activity primarily intended to result in the sale of Fund shares, then such payments shall be deemed to be authorized by this Plan but shall not be subject to the limitations set forth in Section 1.

It is further recognized that a Fund will enter into normal and customary custodial, transfer agency, recordkeeping and dividend disbursing agency and other service provider arrangements, and may make separate payments under the terms and conditions of those arrangements. These arrangements shall not ordinarily be deemed to be a part of this Plan.

Section 3.         Approval by Trustees.

Neither the Plan nor any related agreements will take effect, with respect to a Fund, until approved by a majority vote of both (a) the Board of Trustees (the “Board”) of the Trust and (b) those Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the “Qualified Trustees”), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements.

Section 4.         Continuance of the Plan.

The Plan shall continue in effect with respect to a Fund for so long as such continuance is specifically approved at least annually by the Trustees of the Trust and by a majority of the Qualified Trustees in accordance with Section 3.

Section 5.             Termination.

The Plan may be terminated at any time with respect to a Fund (i) by the Fund without the payment of any penalty, by the vote of a majority of the outstanding voting securities of the Fund, or (ii) by a majority vote of the Qualified Trustees.

Section 6.         Amendments.

The Plan may not be amended with respect to a Fund so as to increase materially the amount to be spent for distribution, unless such amendment is approved by a vote of holders of at least a majority of the outstanding voting securities of that Fund. No material amendment to the Plan may be made unless approved by the Trust’s Board in the manner described in Section 3.

Section 7.         Selection of Certain Trustees.

While the Plan is in effect, the Trust shall comply with Rule 12b-1(c).

Section 8.         Written Reports.

In each year during which the Plan remains in effect and amounts under the Plan are expended, the officers of the Fund will prepare and furnish to the Trust’s Board and the Board will review, at least quarterly, written reports complying with the requirements of the Rule 12b-1, which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

Section 9.         Preservation of Materials.

The Trust will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 8, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan.

Section 10.         Meanings of Certain Terms.

As used in the Plan, the terms “interested person” and “majority of the outstanding voting securities” will be deemed to have the same meaning that those terms have under the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Trust under the 1940 Act, by the Securities and Exchange Commission (the “SEC”), or as interpreted by the SEC.

Section 11.         Limitation of Liability.

Notice is hereby given that this Plan has been adopted on behalf of each Fund by the Trustees of the Trust in their capacity as Trustees of the Trust and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of each Fund.

Section 12.         Severability.

The provisions of the Plan are severable for each Fund covered by this Plan, and actions taken with respect to a Plan in conformity with Rule 12b-1 will be taken separately for each such Fund.

Section 13.         Governing Law.

This Plan shall be governed by, and construed in accordance with, the laws of the State of New York and the applicable provisions of the 1940 Act.

Adopted: November 16, 2021

SCHEDULE A

Fund	Commencement of Operations

DoubleLine Opportunistic Bond ETF	[_______], 2022

DoubleLine Shiller CAPE U.S. Equities ETF	[_______], 2022

DoubleLine Commercial Real Estate ETF	[_______], 2023

DoubleLine Mortgage ETF	[_______], 2023

Each Fund is authorized to pay to the Distributor, who in turn may pay to a Servicing Party, Services Fees of up to 0.25% of average daily net assets of the Fund’s shares as compensation for services to the Fund.

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